UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 27, 2009

THE NATIONAL SECURITY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-18649	63-1020300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

661 East Davis Street
Elba, Alabama 36323		36323
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(334) 897-2273

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure In accordance with Securities and Exchange Commission Release No. 33-8216, the following information is furnished to the Securities and Exchange Commission pursuant to Item 12, “Disclosure of Results of Operations and Financial Condition.” This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. On February 27, 2009, The National Security Group, Inc. issued a press release announcing its financial results for the quarter and year ended December 31, 2008. A copy of this press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

 Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Document

99.1	Press release, dated February 27, 2009 issued by The National Security Group, Inc.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The National Security Group, Inc.

Dated: February 27, 2009	By: /s/ Brian R. McLeod
Brian R. McLeod Chief Financial Officer

      Ex. 99.1

The National Security Group, Inc.

661 East Davis Street

Elba, AL 36323

PRESS RELEASE

FOR IMMEDIATE RELEASE

The National Security Group, Inc. Releases Earnings

For Additional Information Contact:

Brian R. McLeod – Chief Financial Officer @ (334) 897-2273

Elba, Alabama (February 27, 2009)—The National Security Group, Inc. (NASDAQ: NSEC) today announced its financial results for the year and three month periods ended December 31, 2008. Total revenues for the year decreased 11.97% to $61,233,000 compared to $69,563,000 for 2007. Leading the decrease in total revenue was a 9.62% decline in premium revenue to $56,264,000 in 2008 compared to $62,250,000 for the year 2007. The decline in revenue in the property and casualty subsidiaries combined with an increase in ceded premiums due to catastrophe reinsurance reinstatements were the primary contributors to the decline in premium revenue.

Net loss for the year ended December 31, 2008 was ($5,204,000), or ($2.11) per share compared to net income of $6,040,000, or $2.45 per share for 2007.

Net loss from continuing operations of the insurance subsidiaries was ($5,204,000) for the year ended December 31, 2008 compared to net income from continuing operations of $4,721,000 for the same period in 2007. Significant factors contributing to the 2008 net loss included catastrophe related losses and loss adjustment expenses combined with charges for other-than-temporary impairments in the Company’s investment portfolio.

The Company incurred significant tornado and hurricane related catastrophe losses during 2008. Nineteen named windstorm and tornado related catastrophe events occurred in the first half 2008. Gross losses and loss adjustment expenses from these catastrophes were over $4,903,000. During the third quarter of 2008, the Company incurred substantial losses due to Hurricane Gustav and Hurricane Ike. The Company incurred total gross losses and loss adjustment expenses from Hurricane Gustav of $14,140,000 ($4,032,000 after reinsurance recoveries). With respect to Hurricane Ike, the Company incurred total gross losses and loss adjustment expenses of $4,271,000 ($3,539,000 after reinsurance recoveries). Net of reinsurance, total 2008 pre-tax income was reduced by $12,474,000 from catastrophe related losses and loss adjustment expenses. Net of tax, catastrophe related losses totaled $8,233,000 and reduced net income by $3.33 per share.

Also impacting the net loss from continuing operations was the recognition of $2,973,000 ($2,239,000 or $0. 90 per share, after tax) in other-than-temporary impairments. These write-downs were related to the Company’s fixed income investments in American General Financial, Freddie Mac, Fannie Mae, Lehman Brothers, Harborview Financial and Washington Mutual.

The Company had no net income from discontinued operations in 2008. In 2007, net income from discontinued operations of $1,319,000 consisted of a gain on disposal of a 50% owned subsidiary, Mobile Attic, Inc. in the second quarter of 2007.

Fourth quarter 2008 net income declined 35.88% to $995,000, or $0.40 per share, compared to $1,552,000 or $0.63 per share for the quarter ended December 31, 2007. The recognition of other than temporary impairments on Harborview Mortgage and American General Financial in the amount of $1,196,000 ($972,000 or $0.39 per share net of tax).

Stockholders equity for the year ended December 31, 2008 was $34,648,000 compared to $48,447,000 at December 31, 2007, a decrease of $13,799,000 or 28.48%. The change in stockholders equity is composed of dividends paid to shareholders of $2,220,000; net loss of ($5,204,000) and a decline in accumulated other comprehensive income due to declines in investment portfolio market values of ($6,379,000). Year end book value per share, defined as stockholders equity divided by common shares outstanding of 2,466,600, was $14.04 at December 31, 2008 compared to $19.64 at December 31, 2007.

A summary of revenue and income statement information follows:

	Three Months		Year
	Ended December 31		Ended December 31
	2008	2007	2008	2007
Premium Earned	$14,003,000	$15,888,000	$56,264,000	$62,250,000
Investment Income	1,017,000	1,120,000	4,911,000	4,749,000
Realized Investment Gains (Losses)	255,000	964,000	(1,049,000)	1,493,000
Other Income	180,000	251,000	1,107,000	1,071,000
Total Revenues	15,455,000	18,223,000	61,233,000	69,563,000
Income from Continuing Operations	995,000	1,552,000	(5,204,000)	4,721,000
Income from Discontinued Operations	-	-	-	1,319,000
Net Income	$995,000	$1,552,000	$(5,204,000)	$6,040,000

Income Per Share from Continuing Operations	$0.40	$0.63	$(2.11)	$1.91
Income Per Share from Discontinued Operations	-	-	-	0.54
Net Income Per Share	$0.40	$0.63	$(2.11)	$2.45

The National Security Group, Inc., is a regional insurance holding company with three wholly owned subsidiaries, offering a range of personal lines life, accident and health, property and liability insurance in twelve states. The Company is listed on the NASDAQ Global Market under the symbol: NSEC. For more financial information please visit the investor section our website www.nationalsecuritygroup.com.

         Contact:       Brian McLeod, CFO & Treasurer

The National Security Group, Inc.
P.O. Box 703
Elba, Alabama 36323